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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act
                 of 1934 or Suspension of Duty to File Reports
                 Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                                              Commission File Number  000-11460
                                                                      ---------

                            Keystone Financial, Inc.

           (Exact name of registrant as specified in its charter)

                               One Keystone Plaza
                            Front and Market Streets
                         Harrisburg, Pennsylvania 17105

                                 (717) 233-1555
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Keystone Financial, Inc. Common Stock, par value $2.00 per share

            (Title of each class of securities covered by this Form)

  Guarantee by Keystone Financial, Inc., of $130,000,000 Aggregate Principal Amount of Debt Securities Issued by Keystone Financial Mid-Atlantic Funding
        Corp. under Registration Statement No. 333-25393/333-25393-01

      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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         Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4 (a) (1) (i)    [ X ]     Rule 12h-3 (b) (1) (ii)   [   ]
            Rule 12g-4 (a) (1) (ii)   [   ]     Rule 12h-3 (b) (2) (i)    [   ]
            Rule 12g-4 (a) (2) (i)    [   ]     Rule 12h-3 (b) (2) (ii)   [   ]
            Rule 12g-4 (a) (2) (ii)   [   ]     Rule 15d-6                [   ]
            Rule 12h-3 (b) (1) (i)    [ X ]

         Approximate number of holders of record as of the certification or notice date: 0

        Pursuant to the requirements of the Securities Exchange Act of 1934, Olympia Financial Corp., successor by merger to Keystone Financial, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 10, 2000             By:  /s/ Howard L. Hyde

                                   Counsel to Olympia Financial Corp.,
                                   successor by merger to
                                   Keystone Financial, Inc.